Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 25th day April of 2014 (the "Effective Date"), is entered into among James M. Corbett (“Executive”), Alphatec Spine, Inc., a California corporation (the “ASI”), and Alphatec Holdings, Inc., a Delaware corporation (“Parent”) (collectively, ASI and Parent shall be referred to as the "Company").

1. Commencement. This Agreement, which shall govern Executive’s employment by the Company, shall become effective on the Effective Date and the parties to this Agreement agree and acknowledge that Executive's employment pursuant to the terms of this Agreement shall begin on May 1, 2014, (the "Commencement Date").

2. At-Will Employment. The parties to this Agreement agree and acknowledge that the Executive's employment pursuant to this Agreement shall be considered at-will. Either party may terminate this Agreement at any time, with or without cause pursuant to the terms of this Agreement. Similarly, the Company may change Executive’s position, responsibilities or compensation with or without cause or notice.

3. Title; Capacity; Office.

3.1 The Company shall employ Executive, and Executive agrees to work for the Company initially as its President and Chief Executive Officer. Executive shall perform the duties and responsibilities inherent in the position in which Executive serves and such other duties and responsibilities as the Chairman of the Board (or his or her designee(s)) shall from time to time reasonably assign to Executive. Executive shall report to the Chairman of the Board (or his or her designee(s)).

3.2 The Board shall elect Executive to the Board within 15 days of the Commencement Date and Executive hereby consents to serve as a director of Company without any additional salary or compensation. Such election to the Board shall be for a term that runs until the earlier of the Executive’s resignation, death or the next annual meeting of the Company’s stockholders. Following the initial election of the Executive to the Board, provided that the Executive is the Chief Executive Officer of the Company, the Board shall nominate the Executive for election to the Board at each annual meeting of the Company’s stockholders. Executive agrees to immediately resign from the Board in the event that Executive is no longer the Chief Executive Officer of the Company.

4. Compensation and Benefits. While employed by the Company, Executive shall be entitled to the following (it being agreed, for the avoidance of doubt, that, except as provided in Section 6.2, amounts payable on the happening of any specified event will not be payable if the Executive is not employed by the Company upon the happening of such event):

4.1 Salary. Commencing on the Commencement Date, the Company shall pay Executive a salary at an annualized rate of $530,000, less applicable payroll withholdings, payable in accordance with the Company’s customary payroll practices.

4.2 Performance Bonus. Executive will be eligible to receive a discretionary cash performance bonus each fiscal year in an amount equal to 80% of the annual base salary for such fiscal year (the "Target Bonus Amount"), which Target Bonus Amount shall be prorated for 2014. The payment of the Target Bonus Amount shall be subject to the Company's and Executive's achievement of goals to be established and presented to the Executive each fiscal year.

4.3 Fringe Benefits. Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its management employees.

4.4 Reimbursement of Expenses. Executive shall be entitled to prompt reimbursement for reasonable expenses incurred or paid by Executive in connection with, or related to the performance of, Executive's duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request. Expenses that do not comply with applicable law will not be reimbursed under any circumstances.

4.5 Equity. The Chairman of the Board will recommend to the Board of Directors of the Parent (the “Board”) that Executive receive a grant of options to purchase 500,000 shares of the Common Stock of the Parent (the “Options”). If granted, the Options shall have an exercise price equal to the closing price of Parent's common stock on the trading day that such Options are issued. 250,000 of these Options shall vest over a four-year period, with 25% of such options vesting on the anniversary of the grant date, and the remaining 75% vesting in 12 tranches each three months thereafter. 250,000 of these options shall vest over a four-year period, with 25% vesting on each anniversary date of grant, provided that the stock performance metric set forth in Exhibit A attached hereto (the “Stock Performance Metric”) has been achieved, as determined by the Board in its sole reasonable discretion. The Options shall be subject, in all respects, to (i) the Alphatec Holdings, Inc. 2005 Employee, Director and Consultant Stock Plan (the “Plan”), and (ii) an Incentive Stock Option Agreement to be entered into by the Parent and the Executive. The Chairman of the Board will recommend to the Board that Executive receive a grant of 250,000 shares of restricted common stock of the Parent (the “Restricted Stock”). If granted, these shares of the Restricted Stock shall vest over a four-year period in for equal amounts beginning on the first anniversary after the date of issuance, provided that the Stock Performance Metric has been achieved, as determined by the Board in its sole reasonable discretion. The Restricted Stock shall be subject, in all respects, to (i) the Alphatec Holdings, Inc. 2005 Employee, Director and Consultant Stock Plan (the “Plan”), and (ii) a Restricted Stock Agreement to be entered into by the Parent and the Executive. In the event of termination of Executive’s employment due to death, any unvested Options or Restricted Stock granted under this Agreement shall become fully vested and not subject to forfeiture or repurchase.

        4.6 Vacation. The Executive may take up to four (4) weeks of paid vacation during each year at such times as shall be consistent with the Company’s vacation policies and with vacations scheduled for other executives and employees of the Company.

5. Termination of Employment. The Executive’s employment can terminate at any time with or without cause or notice:

5.1 Termination by the Company for Cause. If the Company terminates Executive’s employment for Cause, the Company shall have no obligation to Executive other than for payment of wages earned through the termination date. For purposes of this Agreement, “Cause” means any one of the following: (i) Executive being convicted of a felony; (ii) failure or refusal by Executive to follow policies or directives reasonably established by the Chairman of the Board or his or her designee(s); (iii) a material breach of this Agreement; (iv) any gross or willful misconduct, dishonesty, fraud or negligence by Executive in the performance of Executive's duties; (v) egregious conduct by Executive that brings Company or any of its subsidiaries or affiliates into public disgrace or disrepute; (vi) failure by Executive to perform his duties to a reasonable level of expectations; or (vii) a material violation of the Company's Code of Conduct or policies.

5.2 Termination by the Company Without Cause. In the event that Executive's employment is terminated without Cause, the Company shall continue for a period of nine months (the “Severance Period”), to pay to Executive the target cash compensation (annual base salary plus 100% of the Target Bonus amount) then in effect. During the Severance Period, if the Executive elects to have COBRA coverage and is eligible for such coverage, the Company shall make a monthly payment to the Executive equal to the monthly cost of COBRA coverage under the Company’s group health plan for the Executive and those family members that are entitled to such COBRA coverage, provided that the Executive certifies each month that no other insurance coverage exists. Previously granted stock options and restricted stock which is scheduled to vest during the Severance Period will be allowed to vest. The Executive shall have 90 days after the end of the Severance Period to exercise any and all vested options. The Company’s obligations set forth in this Section 5.2 shall be contingent upon the Executive first executing a release of claims (which shall contain post-employment covenants including those set forth in Section 6), the form of which is satisfactory to the Company, and the lapse of the applicable rescission period related thereto.

5.3 Termination by the Company Without Cause or for Good Reason within Six Months Following a Change in Control. In the event the Executive’s employment is terminated without Cause or for Good Reason, and such termination without Cause or for Good Reason takes place within 180 days following a Change of Control, the Company shall continue for a period of 12 months (the “COC Severance Period”) to pay to the Executive the annual target cash compensation (base salary plus 100% of Target Bonus amount) then in effect. During the COC Severance Period, if the Executive elects to have COBRA coverage and is eligible for such coverage, the Company shall make a monthly payment to the Executive equal to the monthly cost of COBRA coverage under the Company’s group health plan for the Executive and those family members that are entitled to such COBRA coverage, provided the Executive certifies each month that no other insurance coverage exists. The payment obligations set for in this Section 5.3 shall be contingent upon the Executive first executing a release of claims (which shall contain post-employment covenants including those set forth in Section 6), the form of which is satisfactory to the Company, and the lapse of the applicable rescission period related thereto. For purposes of this Agreement, “Good Reason” shall be defined as a termination of Executive’s employment by the Executive for any of the following events, provided that Executive shall have delivered a written notice to the Company within 60 days of his having actual knowledge of the occurrence of one of such events, stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event shall not have been cured by the Company within 30 days of the receipt of such notice: (i) a material reduction in any of the Executive’s compensation rights or benefits unless part of a general reduction applicable to the Company’s executive officers generally on a proportionate and non-discriminatory basis; or (ii) the Company requiring Executive to be permanently based more than 100 miles outside of the Carlsbad, CA metropolitan area.

5.4 Change of Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Parent if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in excess of 50% of either the then-outstanding shares of common stock of the Parent (the “Outstanding Parent Common Stock”) or the combined voting power of the then-outstanding securities of the Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition of more than 50% of the Outstanding Parent Common Stock directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company); (2) any acquisition of more than 50% of the Outstanding Parent Common Stock by the Company; (3) any acquisition of more than 50% of the Outstanding Parent Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition by any Person who, prior to such acquisition, already owned more than 33% of the Outstanding Parent Common Stock or Outstanding Parent Voting Securities; or (ii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Parent or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities, respectively.

6. Additional Covenants of the Executive.

6.1 Noncompetition; Nonsolicitation; Nondisparagement.

(a) During Executive's employment with the Company, Executive shall not, directly or indirectly, render services of a business, professional or commercial nature to any other person or entity that competes with the Company’s business, whether for compensation or otherwise, or engage in any business activities competitive with the Company’s business, whether alone, as an Executive, as a partner, or as a shareholder (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity of any other entity. Notwithstanding the foregoing, the expenditure of reasonable amounts of time as a member of the board of directors of Alumend Inc. shall not be deemed a breach of this if those activities do not materially interfere with the services required under this Agreement as determined by the Chairman of the Board. Authorization to serve on the board of directors of any other company or organization requires approval of the Board.

(b) During Executive's employment with the Company, and for a period of one (1) year following the termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company:

(i) either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any employee, agent, consultant or contractor of the Company or any of its affiliates (the "Company Group") to leave the service of the Company Group for any reason; or

(ii) either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the business relationship between the Company Group and any vendor, supplier, surgeon or hospital with which the Executive has interacted during the course of Executive’s employment with the Company.

(c) During Executive's employment with the Company and at all times thereafter, Executive shall not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company or any of its divisions, affiliates, subsidiaries or other related entities, or their respective directors, officers, employees, agents, successors and assigns (collectively, “Company-Related Parties”), including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of any Company-Related Party, and that Executive will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of any Company-Related Party.

6.2 If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.3 The restrictions contained in this Section 6 are necessary for the protection of the confidential, nonpublic information relating to the Company and its operations, strategies, development plans, financial information and other proprietary corporate information, and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

7. Other Agreements. Executive represents that Executive's performance of all the terms of this Agreement as an Executive of the Company does not and will not breach any (i) agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive's employment with the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party.

8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) a personal delivery, or (b) deposit in the United States Post Office, by registered or certified mail, postage prepaid.

9. Entire Agreement. This Agreement and the agreements related to the Options constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement.

10. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by Executive. The Company may assign this Agreement following the delivery of written notice to the Executive.

12. Miscellaneous.

12.1 No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.2 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California.

12.4 Consent to Arbitration. In the event of a dispute involving this Agreement, the Executive consents and agrees that all disputes shall be resolved in accordance with the terms and conditions of the Mutual Agreement to Arbitrate Claims between the Company and the Executive.

12.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

/s/ James M. Corbett
James M. Corbett

ALPHATEC SPINE, INC.

By:/s/ Les Cross
Name: Les Cross
Title: Chairman and Chief Executive Officer

ALPHATEC HOLDINGS, INC.

By:/s/ Les Cross
Name: Les Cross
Title: Chairman and Chief Executive Officer

Exhibit A

Stock Performance Metric

For purposes of this Agreement, Granted Shares shall vest if on the applicable anniversary of the Grant Date for such Granted Shares (each, a “Vesting Test Date”), the Total Shareholder Return (the “TSR”) for a $100 investment in the Parent’s Common Stock on NASDAQ (or any other automated quotation service or national securities exchange upon which the Parent’s Common Stock may then be quoted or listed for trading) for the investment period that began one year prior to the applicable Vesting Test Date and ends on such Vesting Test Date (or if the NASDAQ Global Market is closed on such date, the trading day immediately prior to such date) is no less than the median TSR over such period of $100 invested in the Parent’s executive compensation peer group (the “Peer Group”) in effect of the Vesting Test Date (the “Vesting Criteria”).

Granted Shares that do not vest on an applicable Vesting Test Date because the Parent’s TSR did not meet the Vesting Criteria, may subsequently vest on one of the subsequent Vesting Test Dates if the Parent’s TSR during the prior 24, 36, or 48-month period, as the case may be, is no less than the median TSR of the Peer Group during the same time period. Once Granted Shares shall have been deemed to have vested, such vested Granted Shares cannot be repurchased by the Company, regardless of the status of the Company’s TSR.